Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 25, 2022, with respect to the consolidated financial statements of AbCellera Biologics Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

February 25, 2022